Exhibit 8.4

FORM OF ALLENS ARTHUR ROBINSON EXHIBIT 8 OPINION

[      ], 2003

The News Corporation Limited
c/o News America Incorporated
1211 Avenue of the Americas
New York, New York 10036

AIRMAIL

Australian Tax Opinion

Gentlemen

We have acted as special Australian counsel to you, The News Corporation Limited (News Corporation), an Australian corporation, in connection with:

(a)	the proposed acquisition (the GM/News stock sale) of approximately 19.8% of the outstanding common stock of Hughes Electronics Corporation (Hughes), a Delaware corporation, from General Motors Corporation (GM), a Delaware corporation, by News Publishing Australia Limited (NPAL), a Delaware corporation and a subsidiary of News Corporation; and

(b)	the proposed acquisition of an additional approximately 14.2% of the outstanding common stock of Hughes pursuant to a merger (the Merger) of GMH Merger Sub, Inc., a Delaware corporation and a subsidiary of NPAL, with and into Hughes.

In connection with the Registration Statement on Form F-4 (File No. 333-105853) filed by News Corporation and the Registration Statement on Form S-4 (File No. 333-105851) filed by Hughes (collectively, the Registration Statements) filed on the date hereof with the Securities and Exchange Commission (the Commission) with respect to the foregoing transactions under the Securities Act 1933 (US), as amended (the Securities Act) and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act, you have asked us for our opinion with respect to matters set forth in the Registration Statements (1) in the first paragraph under the heading “THE TRANSACTIONS — Material Tax Consequences Relating to the Transactions — Material Australian Income Tax Consequences — The News Stock Acquisition”, (2) under the heading “ THE TRANSACTIONS — Material Tax Consequences Relating to the Transactions — Material Australian Income Tax Consequences — Holding News Corporation Preferred ADSs”, and (3) under the heading “THE TRANSACTIONS — Material Tax Consequences Relating to the Transactions — Material Australian Income Tax Consequences — Disposal of Shares/News Corporation Preferred ADSs”. Capitalised and other terms not defined herein shall have the meanings ascribed to them in the Registration Statements.

In rendering our opinion, we have assumed that the GM/News stock sale and the Merger will be consummated exactly as described in the Registration Statements. We have reviewed the Registration Statements and such other materials as we have deemed necessary or appropriate as

The News Corporation Limited

a basis for our opinion. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of GM, Hughes and News Corporation and others and have assumed that such statements and representations are complete and accurate without regard to any qualification as to knowledge and belief. Our opinion is necessarily given in relation to a hypothetical holder of GM Class H common stock or News Corporation Preferred ADSs (in the sense of being ordinary or likely to be typical of the majority of holders) rather than to an actual holder in respect of the individual circumstances of that holder. We have assumed for the purposes of this opinion that New Corporation is a resident of Australia for Australian tax purposes and that its shares are listed on the Australian Stock Exchange.

In addition, we have considered the applicable provisions of the Income Tax Assessment Act 1936 (Australia) and the Income Tax Assessment Act 1997 (Australia), as amended (together the Act), pertinent judicial decisions, rulings of the Australian Taxation Office (ATO), and such other authorities as we have considered relevant, in each case as in effect on the date hereof. It should be noted that such Act, judicial decisions, rulings and other authorities are subject to change at any time, perhaps with retroactive effect. A material change in any of the materials or authorities upon which our opinion is based could affect our conclusions stated herein.

Based upon and subject to the foregoing, it is our opinion that, under current law, for Australian income tax purposes:

(a)	The receipt of News Corporation Preferred ADSs and/or cash by the former GM Class H common stockholders in exchange for their exchanged shares will not be a taxable transaction for Australian tax purposes provided that they are not residents of Australia for Australian tax purposes, Hughes is not a resident of Australia for Australian tax purposes and that those holders are not using, holding or disposing of the exchanged shares for the purposes of any business carried on in Australia;

(b)	Dividends paid by News Corporation to shareholders who are non-residents of Australia, to the extent to which those dividends are franked or are paid out of certain foreign source dividend income where certain other conditions are satisfied, are not subject to Australian income tax in the hands of such non-resident holders. To the extent such dividends are unfranked and not paid out of certain foreign source dividend income, those dividends paid to non-resident shareholders are subject to dividend withholding tax at the rate of 30%, unless the shareholder is entitled to a reduced rate of withholding tax under a tax treaty between Australia and another country. Under the tax treaty currently in effect between Australia and the United States, the withholding tax imposed on dividend payments to a qualifying U.S. resident individual by News Corporation is limited to 15% of the gross dividend and the withholding tax on dividend payments to a qualifying U.S. resident which is a company holding directly at least 10% of the voting power of News Corporation, is limited to 5% of the gross dividend.

(c)	Upon the sale, exchange or other disposition of News Corporation Preferred ADSs, a News Corporation shareholder who:

(i)	is not a resident of Australia for Australian tax purposes;

The News Corporation Limited

(ii)	has not, either alone or in combination with associates (as defined in the Act), held 10% or more of the issued shares of News Corporation (by value) at any time during the five years preceding the disposition; and

(iii)	has not held or disposed of the News Corporation Preferred ADSs in, or in the course of activities conducted or carried on in, Australia,

generally, will not be subject to Australian income tax or capital gains tax in respect of any gain or profit from the disposition.

(d)	No gift, estate or death tax or duty is payable under the law of Australia or any political subdivision of Australia in respect of a gift, devise or bequest of News Corporation Preferred ADSs.

(e)	No stamp duty or other transfer tax is payable under the law of the State of South Australia or of any other Australian jurisdiction upon the transfer of any News Corporation Preferred ADSs provided that any instrument by which News Corporation Preferred ADSs are transferred is executed outside Australia on the basis that the Preferred Ordinary Shares to which News Corporation Preferred ADSs relate are registered on a register in South Australia or outside Australia.

(f)	No Australian stamp duty is payable on any transfer of Preferred Ordinary Shares provided that those shares are listed on the Australian Stock Exchange, the New York Stock Exchange or certain other stock exchanges.

Except as set forth above, we express no other opinion. In particular, and without limiting the generality of the immediately preceding sentence, except as set forth above, we express no opinion as to the tax consequences of the transactions described in the Registration Statements, or as to the completeness or accuracy of any discussion related to tax considerations included therein. This opinion is being furnished in connection with the Registration Statements. You may rely upon and refer to the foregoing opinion in the Registration Statements. No other person may rely on this opinion without our prior written consent. Any variation or difference in any fact from those set forth or assumed either herein or in the Registration Statements may affect the conclusions stated herein. There can be no assurance that the Australian Taxation Office will not assert contrary positions.

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name under the headings “THE TRANSACTIONS — Material Tax Consequences Relating to the Transactions - Material Australian Income Tax Consequences — The News Stock Acquisition”, “THE TRANSACTIONS — Material Tax Consequences Relating to the Transactions - Material Australian Income Tax Consequences — Holding News Corporation Preferred

ADSs” and “LEGAL MATTERS” in the Registration Statements and to the filing of this opinion as an Exhibit to the Registration Statements. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours faithfully